Exhibit 99.2

FIRST INDIANA CORPORATION
COMPENSATION COMMITTEE CHARTER

STATEMENT OF POLICY

        The Compensation Committee shall provide assistance to the board of directors in fulfilling the board of directors’ responsibilities relating to management organization, performance, compensation and succession.

ORGANIZATION

        The members of the Compensation Committee shall be appointed by the board of directors and may be removed by the board of directors. The Compensation Committee shall meet on the call of its chairman, but no less frequently than twice a year. The Compensation Committee has the authority to retain and terminate advisors to assist in discharging its duties including the authority to approve such advisors’ fees and retention terms.

QUALIFICATIONS

        The Compensation Committee shall be composed entirely of independent directors, determined by the board of directors under the First Indiana Corporation Corporate Governance Principles.

POWERS, DUTIES AND RESPONSIBILITIES

        In discharging its responsibilities for management organization, performance, compensation, and succession, the Compensation Committee shall:

•	Consider and authorize the compensation philosophy for First Indiana’s personnel.
•	Evaluate chief executive officer performance and review the chief executive officer’s evaluations of the performance of senior managers, in light of goals and objectives recommended by the Compensation Committee and set by the board of directors.
•	Annually review and approve benefits for the chief executive officer and senior management.
•	Set the chief executive officer’s and senior management’s compensation based upon performance.

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•	Consider and make recommendations to the board of directors on matters relating to organization and succession of senior management.
•	Consider and approve the report of the Compensation Committee for inclusion in the First Indiana proxy statement.
•	Make recommendations to the board of directors with respect to incentive compensation plans, deferred compensation plans, executive retirement plans, and equity based plans.
•	Oversee incentive, deferred compensation, and equity based plans.
•	Make recommendations to the board of directors with respect to director compensation.
•	Annually review and update this charter for consideration by the board of directors.
•	Annually evaluate performance and function of the Compensation Committee.
•	Report the matters considered and actions taken by the Compensation Committee to the board of directors.

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